Exhibit 99.2
CONSENT OF J.P. MORGAN SECURITIES INC.
     We hereby consent to (i) the use of our opinion letter dated December 2, 2009 to the Board of Directors of ICO, Inc. (the “Company”) included as Annex B to this Amendment No. 1 to the Proxy Statement/Prospectus relating to the proposed merger of the Company and A. Schulman, Inc., and (ii) the references made to our firm and to such opinion in this Proxy Statement/Prospectus under the captions “SUMMARY—Opinion of ICO’s Financial Advisor”, “RISK FACTORS—Risks Relating to the Merger”, “THE MERGER—Background of the Merger”, “THE MERGER—ICO’s Reasons for the Merger”, “THE MERGER—Financial Projections”, and “THE MERGER—Opinion of ICO’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

/s/ J.P. Morgan Securities Inc.
February 8, 2010